News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
(856) 251-2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2009 RESULTS

- Fourth Quarter Non-GAAP EPS Increased to $0.59
- 2010 Guidance Provided

Thorofare, New Jersey, February 23, 2010 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and full year ended December 27, 2009.

Net revenues for the fourth quarter of 2009 were $237.8 million compared to net revenues for the fourth quarter of 2008 of $237.3 million.  Net earnings attributable to Checkpoint Systems, Inc. for the fourth quarter of 2009 were $18.6 million, or $0.47 per diluted share, compared to net loss attributable to Checkpoint Systems, Inc. for the fourth quarter of 2008 of $61.7 million, or $1.58 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the fourth quarter of 2009 excluding restructuring expense and the impact of a change in valuation allowances were $23.4 million, or $0.59 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the fourth quarter of 2008 were $4.9 million, or $0.12 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Net revenues for the year 2009 were $772.7 million compared to net revenues for the year 2008 of $917.1 million.  Net earnings attributable to Checkpoint Systems, Inc. for the year 2009 were $26.1 million, or $0.66 per diluted share, compared to net loss attributable to Checkpoint Systems, Inc. for the year 2008 of $29.8 million, or $0.76 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the year 2009 excluding restructuring expense, litigation settlement expense, and the impact of a change in valuation allowances were $36.3 million, or $0.92 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the year 2008  were $35.5 million, or $0.89 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“We are very pleased with our fourth quarter results. Our traditionally strong fourth quarter met or exceeded our expectations for all key financial metrics.  The sequential quarter improvement in fourth quarter net revenues was the strongest for the year. We continued to realize solid gross margins and to leverage SG&A expenses.  Operating margins expanded for the third consecutive quarter and exceeded 10%.  Equally pleasing was the management of our balance sheet where we experienced a considerable increase in cash and a reduction in debt and working capital.  Our free cash flow reached $100 million and was well above our expectations,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.

Mr. van der Merwe concluded, “This past year we focused on growing our apparel labeling business and seizing the opportunities we saw in the converging fields of shrink management, merchandise tracking and visibility, and apparel labeling. Despite a very challenging economic environment, particularly in the retail space, we remained focused on managing the business for the future.  We enter 2010 cautiously optimistic. We have a solid strategy and a stabilizing and improving business environment.”

Selected analysis and discussion for the fourth quarter of 2009:

•
Net revenues increased 0.2% due primarily to a foreign currency benefit of 4.0% due to the weakening dollar versus the euro coupled with acquisition growth of 3.6%. These increases were offset by an organic decline of 7.4% primarily attributable to global softness in demand in the Shrink Management Solutions segment, particularly in EAS systems and CheckView™ store monitoring solutions.

•
Gross profit margin was 43.1% compared to 40.5% for the fourth quarter of 2008.  The increase was primarily due to higher margins in the Shrink Management Solutions segment, notably in EAS consumables, and in the Apparel Labeling Solutions segment.

•
GAAP operating income was $19.7 million compared to an operating loss of $54.9 million for the fourth quarter of 2008.  Non-GAAP operating income was $23.9 million, or 10.1% of net revenues.  Non-GAAP operating income for the fourth quarter of 2008 was $16.5 million, or 6.9% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expense was $4.2 million arising from our previously announced manufacturing restructuring plan and the initial stages of our selling, general and administrative restructuring plan.

•
Effective tax rate was a benefit of 5.1% compared to a benefit of 1.7% for the fourth quarter of 2008.  The 2009 fourth quarter rate was affected by the release of income tax reserves and the recognition of a valuation allowance on US state tax loss carryforwards. Included in fourth quarter 2009 income tax expense is a benefit of $1.3 million related to the settlement of a tax matter in an overseas jurisdiction for which the assessment was received in the third quarter of 2009.

•
Cash flow provided by operating activities was $60.6 million compared to $50.2 million for the fourth quarter of 2008.  Cash flow provided by operating activities for the twelve month period ended December 27, 2009 was $114.8 million compared to $77.2 million for the comparable period in 2008.

•
At December 27, 2009, cash and cash equivalents were $162.1 million compared to $132.2 million at December 28, 2008, and total debt was $116.9 million compared to $145.3 million at December 28, 2008.  Capital expenditures were $3.4 million for the fourth quarter of 2009.

Outlook for 2010

Based on an assessment of current market conditions, Checkpoint Systems is providing guidance for 2010.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year, and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $820 million to $860 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $1.00 to $1.17.

•	Non-GAAP operating income margin is expected to be in the range of 6.8% to 7.5%.

•	An annualized tax rate is expected to be in the range of 18% to 20%.

•
Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $30 million to $40 million. Free cash flow in 2010 is affected by $12 million in customer payments received in 2009 for products to be delivered in 2010; $18 million in increased capital spending related to the expansion of Apparel Labeling Solutions capacity and information technology capabilities and working capital required to support forecast 2010 revenue growth.

Checkpoint Systems will host a conference call today, February 23, 2010, at 10:00 AM Eastern Time, to discuss its fourth quarter and full year 2009 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions.  Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence.  Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include: our ability to integrate our acquisitions and to achieve our financial and operational goals for our acquisitions; changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008

Net revenues	$ 237,777	$ 237,267	$ 772,718	$ 917,082
Cost of revenues	135,388	141,219	441,434	538,983

Gross profit	102,389	96,048	331,284	378,099

Selling, general, and administrative expenses	72,925	73,240	262,649	296,935
Research and development	5,543	6,340	20,354	22,607
Restructuring expenses	4,189	2,000	5,401	6,442
Asset impairment	−	4,104	−	4,510
Goodwill impairment	−	59,583	−	59,583
Litigation settlement	−	5,700	1,300	6,167
Other operating income	−	−	−	968

Operating income (loss)	19,732	(54,919)	41,580	(17,177)

Interest income	631	685	1,971	2,660
Interest expense	2,323	1,760	7,386	5,768
Other (loss) gain, net	(476)	(6,806)	(180)	(8,924)

Earnings (loss) from operations before income taxes	17,564	(62,800)	35,985	(29,209)

Income taxes	(900)	(1,059)	10,290	719

Net earnings (loss)	18,464	(61,741)	25,695	(29,928)
Less: (loss) attributable to noncontrolling interests	(115)	(6)	(447)	(123)

Net earnings (loss) attributable to Checkpoint Systems, Inc.	$ 18,579	$ (61,735)	$ 26,142	$ (29,805)

Net earnings (loss) attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings (loss) per share	$ 0.47	$ (1.58)	$ 0.67	$ (0.76)

Diluted earnings (loss) per share	$ 0.47	$ (1.58)	$ 0.66	$ (0.76)

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	December 27, 2009	December 28, 2008
(unaudited)

Cash and Cash Equivalents	$ 162,097	$ 132,222
Working Capital	$ 241,809	$ 282,752
Current Assets	$ 482,690	$ 494,310
Total Debt	$ 116,872	$ 145,286
Total Equity	$ 552,657	$ 505,238
Total Assets	$ 1,018,336	$ 985,716

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income:	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008

Net revenues	$ 237,777	$ 237,267	$ 772,718	$ 917,082

GAAP operating income (loss)	19,732	(54,919)	41,580	(17,177)

Non-GAAP adjustments:

Restructuring expenses	4,189	2,000	5,401	6,442

Asset impairment	−	4,104	−	4,510

Goodwill impairment	−	59,583	−	59,583

Litigation settlement	−	5,700	1,300	6,167

Other operating income	−	−	−	(968)

Deferred compensation expense adjustment	−	−	−	1,381

Adjusted Non-GAAP operating income	$ 23,921	$ 16,468	$ 48,281	$ 59,938

GAAP operating margin	8.3%	(23.1)%	5.4%	(1.9)%
Adjusted Non-GAAP operating margin	10.1%	6.9%	6.2%	6.5%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended		Twelve Months (52 weeks) Ended
Reconciliation of GAAP to Non-GAAP Earnings attributable to Checkpoint Systems, Inc.:	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008

Earnings (loss) attributable to Checkpoint Systems, Inc., as reported	$ 18,579	$ (61,735)	$ 26,142	$ (29,805)

Non-GAAP adjustments:

Restructuring expenses, net of tax	3,145	1,588	4,045	4,616

Asset impairment, net of tax	−	3,043	−	3,285

Goodwill impairment, net of tax	−	58,469	−	58,469

Litigation settlement, net of tax	−	3,513	801	3,805

Other operating income, net of tax	−	−	−	(954)

Deferred compensation expense adjustment, net of tax	−	−	−	849

Valuation allowance adjustment	1,667	−	5,262	(4,812)

Adjusted net earnings attributable to Checkpoint Systems, Inc.	$ 23,391	$ 4,878	$ 36,250	$ 35,453

Reported diluted shares	39,757	39,021	39,552	39,408

Adjusted diluted shares	39,757	39,158	39,552	39,948

Reported net earnings (loss) attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.47	$ (1.58)	$ 0.66	$ (0.76)

Adjusted net earnings attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.59	$ 0.12	$ 0.92	$ 0.89